Exhibit 99.1

Pension Obligations	FINAL

IMMEDIATE

Dana Incorporated Reduces Pension Liabilities

while Fulfilling Benefit Obligations

•	Annuity purchase agreements fully fund largest U.S. pension plan, eliminate associated liabilities, including nearly $166 million unfunded obligation

•	Investment-grade insurers to administer plan and pay future benefits

•	Transaction enhances Dana’s credit profile and further improves balance sheet

MAUMEE, Ohio, June 24, 2019 – Dana Incorporated (NYSE: DAN) today announced that the company has transferred all liabilities associated with the Dana Retirement Plan, its largest tax-qualified U.S. defined benefit plan, by purchasing group annuity contracts for all remaining plan participants.

The company contributed approximately $62 million of additional cash to the plan to facilitate the transfer.

The pension liabilities were transferred to two highly rated, investment-grade insurance companies selected by an independent fiduciary. The selected companies will pay and administer future benefit payments to plan participants. The combination of the annuity purchase and a lump-sum offer in May 2019 removes nearly $940 million of pension obligations, of which approximately $166 million was previously unfunded, from the company’s balance sheet.

“Dana is committed to fulfilling its pension obligations,” said Jonathan Collins, executive vice president and chief financial officer. “These agreements allow us to fully fund the plan, which will now be paid and administered by secure and reputable insurance companies and backed by the state guaranty association in the state where participants live. For plan participants, nothing really changes except the company that administers and provides the benefit. The actual benefit does not change.”

Mr. Collins added, “These agreements allow us to eliminate nearly $166 million of unfunded pension obligations and improve our balance sheet by transferring the liabilities, administration, and underwriting to insurance companies that specialize in managing long-term pension liabilities and assets. These agreements enhance Dana’s credit profile and increase our shareholder value while fully funding the pension obligations for plan participants.”

(more)

Under the agreements, Dana will transfer its outstanding pension benefit obligations under the plan to Athene Annuity and Life Company, a subsidiary of Athene Holding Ltd., with the exception of New York residents, which will be transferred to Companion Life Insurance Company, a subsidiary of United of Omaha Life Insurance Company. As part of this transaction, there are no changes to plan benefits for affected plan participants. Athene and Companion will begin making monthly payments on October 1, 2019. Plan participants will be sent details about the transition shortly.

Athene and Companion were selected by State Street Global Advisors, who acted as the independent fiduciary for the transaction. Willis Towers Watson served as strategic advisor, and Winston & Strawn LLP served as the legal advisor to Dana on the transaction. Goldman Sachs served as the asset manager to the plan.

The actions include a large majority of Dana’s U.S. pension unfunded obligation with the exception of participants and beneficiaries in smaller plans and U.S. pension obligations assumed as part of a recent acquisition.

About Dana Incorporated

Dana is a world leader in providing power-conveyance and energy-management solutions for vehicles and machinery. The company’s portfolio improves the efficiency, performance, and sustainability of light vehicles, commercial vehicles, and off-highway equipment. From axles, driveshafts, and transmissions to electrodynamic, thermal, sealing, and digital solutions, the company enables the propulsion of conventional, hybrid, and electric-powered vehicles by supplying nearly every vehicle and engine manufacturer in the world.

Founded in 1904, Dana employs more than 36,000 people who are committed to delivering long-term value to customers. Based in Maumee, Ohio, USA, and with locations in 33 countries across six continents, the company reported sales of $8.1 billion in 2018. Having established a dynamic, high-performance culture, the company has been recognized globally as a top employer, with significant honors in Asia, India, Italy, Mexico, and the United States. Learn more at dana.com.

###

Media Contact:        Jeff Cole

                                    +1-419-887-3535

                                    jeff.cole@dana.com

Investor Contact:    Craig Barber

                                    +1-419-887-5166

                                    craig.barber@dana.com